Exhibit 5.1

October 11, 2006
                                       Main (650) 324-7000
                                        Fax (650) 324-0638

A.P. Pharma, Inc.
123 Saginaw Drive
Redwood City, California  94063

	RE:  Registration Statement on Form S-8
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Ladies and Gentlemen:

        This opinion is furnished to A.P. Pharma, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 550,000 shares of common stock, par value $0.01 (the "Shares"). Of the Shares, 400,000 are issuable under the Company's 2002 Equity Incentive Plan (the "Equity Plan") and 150,000 are issuable under the Company's 1997 Employee Stock Purchase Plan (the "Stock Plan", and together with the Equity Plan, the "Plans").

        We have based our opinion upon our review of the following records, documents, instruments and certificates:

        (a)	The Amended and Restated Certificate of Incorporation
of the Company, as amended to date (the "Certificate"),
certified by the Delaware Secretary of State as of August 8,
2005, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;
        (b)	The Bylaws of the Company (the "Bylaws") certified to
us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;
        (c)	Records certified to us by an officer of the Company
as constituting all records of proceedings and of actions of the Board of Directors and stockholders relating to the adoption of the Plans and the reservation of the Shares for issuance
pursuant to the Plans;
        (d)	The Plans; and
        (e)	Information provided by the Company's transfer agent
as to the number of shares of Common Stock outstanding as of October 9, 2006.

        In connection with this opinion, we have, with your consent, assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the authenticity and conformity to the originals of all records, documents and instruments submitted to us as copies.

        This opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

        Our opinion is qualified to the extent that in the event of a stock split, share dividend or other reclassification of the Common Stock effected subsequent to the date hereof, the number of shares of Common Stock issuable under the Plans may be adjusted automatically, as set forth in the terms of the Plans, such that the number of such shares, as so adjusted, may exceed the number of Company's remaining authorized, but unissued shares of Common Stock following such adjustment.

        Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the assumptions and qualifications expressed herein, it is our opinion that upon payment of the purchase price for the Shares and issuance and delivery of the Shares pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to, and to the use of this opinion in connection with, the Registration Statement.

                                    Very truly yours,



                                    /s/ Heller Ehrman LLP
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                                    Heller Ehrman LLP